Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES THIRD QUARTER FISCAL YEAR 2011 FINANCIAL RESULTS

— Third quarter revenue of $86.1 million up 18% — Record GMV of $148.1 million up 36% -

Record adjusted EBITDA of $15.1 million up 43% — Adjusted EPS of $0.52 up 285%, including tax benefits

WASHINGTON — August 2, 2011 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its third quarter of fiscal year 2011 (Q3-11) ended June 30, 2011.  Liquidity Services, Inc. provides business and government clients and buying customers transparent, innovative and effective online marketplaces and integrated services for surplus assets.

Liquidity Services, Inc. (LSI or the Company) reported consolidated Q3-11 revenue of $86.1 million, an increase of approximately 18% from the prior year’s comparable period.  Adjusted EBITDA, which excludes stock based compensation, and acquisition costs and goodwill impairment, for Q3-11 was a record $15.1 million, an increase of approximately 43% from the prior year’s comparable period.  Q3-11 Gross Merchandise Volume (GMV), the total sales volume of all merchandise sold through the Company’s marketplaces, was a record $148.1 million, an increase of approximately 36% from the prior year’s comparable period.

As previously announced, our United Kingdom (UK) subsidiary, Liquidity Services Limited (LSL) has initiated the closing of operations. For the fiscal years ended September 30, 2009 and 2010, and the nine months ended June 30, 2011, LSL had Adjusted EBITDA losses of approximately $2.1 million, $3.0 million and $3.3 million, respectively. We estimate that LSL will incur a loss of approximately $2.0 to $3.0 million for the remaining three months of fiscal year 2011. We expect to have the process completed by fiscal year end 2011. Upon completion of this effort, we intend to present the results of this business as discontinued operations in our 2011 Form 10-K. Goodwill of $16.6 million associated with the Geneva acquisition has been deemed to be impaired and thus was written off in the quarter ended June 30, 2011. We have estimated the tax benefit resulting in an estimated 26% effective income tax rate anticipated for FY 2011.

Including UK closure costs, our net loss in Q3-11 was $1.1 million or $0.04 diluted loss per share.  Adjusted net income, which excludes stock based compensation, and acquisition costs and goodwill impairment — net of tax, in Q3-11 was $15.3 million or $0.52 diluted earnings per share based on 29.4 million fully diluted shares outstanding, an increase of approximately 285% and 247%, respectively, from the prior year’s comparable period.  The third quarter net loss was impacted by the goodwill impairment from our UK operations and $246 thousand in acquisition costs associated with the Truckcenter.com acquisition completed on June 1, 2011. A tax benefit has also been recognized in Q3-11 of $4.6 million associated with the closing of our UK operations. The results of these adjustments have increased our adjusted net income and adjusted diluted earnings per share.  Removing these items and using a normalized tax rate of 44% would result in adjusted diluted earnings per share of $0.26 for Q3-11, which is a 73% increase from $0.15 for Q3-10.

“LSI reported record results in Q3-11 due to strong overall growth in sales volumes, favorable product mix and associated operating leverage.  Record GMV results were driven by growth within our capital assets (Network International), DoD (Govliquidation.com), and state and local (GovDeals) marketplaces that continue to benefit from improved merchandising, service levels and our expanding buyer base.  As more commercial and government sellers have discovered the efficiency of our online marketplaces this has helped generate strong financial results for our shareholders, exemplified by our adjusted EBITDA of $48.5 million and operating cash flow of $36.0 million over the last 12 months. By continuing to invest in growing our e-commerce business we intend to capture a significant share of large, highly fragmented markets, both in the commercial and public sector, while having a positive impact on our clients financial and environmental sustainability initiatives,” said Bill Angrick, Chairman and CEO of LSI.

During Q3-11 we are pleased to have closed the Truckcenter.com acquisition on June 1st and have commenced the integration of this business. Truckcenter’s client base which includes leading Fortune 500 financial institutions, retailers and industrial clients will benefit significantly from our national logistics support and large buyer base for a range of high value capital assets such as: material handling equipment, rolling stock, heavy machinery and scrap metal.  These blue chip corporate clients are already being integrated into our commercial business demonstrating our strategic focus on further growing our capital assets vertical and penetrating many existing clients with additional services.

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Business Outlook

While the economic environment has improved, we believe changes in consumer spending patterns may impact the volume and value of goods sold in our commercial retail goods marketplaces resulting in lower than optimal margins. Additionally, during the fourth quarter of fiscal year 2011 we expect to fund major upgrades in our technology infrastructure to support further integration of Truckcenter.com and our existing online marketplaces. In the longer term, we expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative technology solutions and demonstrated financial strength, we expect our seller base to increase.  As we improve operating efficiencies and service, we expect our competitive position to strengthen.

The following forward-looking statements reflect trends and assumptions for the fourth quarter of FY 2011:

(i)                                     stable commodity prices in our scrap business;

(ii)                                  stable average sales prices in our capital assets marketplaces;

(iii)                               continued pricing pressure from buyers in our retail goods marketplaces resulting in lower than optimal margins;

(iv)                              the wind down of our UK operations;

(v)                                 an effective income tax rate of 26%; and

(vi)                              improved operations and service levels in our commercial retail goods business.

Our results may also be materially affected by changes in business trends and our operating environment, and by other factors, such as, investments in infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap Contract with the Department of Defense (DoD) includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract.  We earned approximately $1,601,000 under this incentive feature for the 12 months ended June 30, 2011, and we recorded this amount in the quarter ended June 30, 2011.

GMV — We expect GMV for fiscal year 2011 to range from $540 million to $550 million, which is an increase from our previous guidance range of $500 million to $525 million.  We expect GMV for Q4-11 to range from $130 million to $140 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2011 to range from $49 million to $51 million, which is an increase from our previous guidance range of $48 million to $50 million.  We expect Adjusted EBITDA for Q4-11 to range from $8.5 million to $10.5 million, which includes an additional estimated loss from our UK operations of $2.0 million to $3.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2011 to range from $1.10 to $1.12, which is an increase from our previous guidance range of $0.73 to $0.77 and includes the income tax benefit described above.  In Q4-11, we estimate Adjusted Earnings Per Diluted Share to be $0.18 to $0.20.

Our guidance adjusts EBITDA and Diluted EPS for acquisition costs and goodwill impairment, and for the effects of FAS 123(R), which we estimate to be approximately $2.2 million to $2.4 million for Q4-11.

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Key Q3-11 Operating Metrics

Registered Buyers — At the end of Q3-11, registered buyers totaled approximately 1,567,000, representing a 19% increase over the approximately 1,315,000 registered buyers at the end of Q3-10.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 448,000 in Q3-11, an approximately 25% decrease over the approximately 595,000 auction participants in Q3-10, as a result of fewer transactions (see completed transactions below).

Completed Transactions — Completed transactions decreased to approximately 115,000, an approximately 18% decrease for Q3-11 from the approximately 140,000 completed transactions in Q3-10, as a result of an increase in average transaction size of approximately 66% from $776 in Q3-10 to $1,290 in Q3-11 due to our merchandising and lotting strategies.

GMV and Revenue Mix — GMV continues to diversify due to the continued growth in our U.S. commercial marketplaces, primarily as a result of the Network International acquisition completed on June 15, 2010, and state and local government marketplace (GovDeals.com).  As a result, the percentage of GMV derived from our DoD Contracts during Q3-11 decreased to 32.4% compared to 38.2% in the prior year period.  The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q3-11	Q3-10
Profit-Sharing Model:
Original Surplus Contract	—	—
Scrap Contract	15.7%	17.3%
Total Profit Sharing	15.7%	17.3%
Consignment Model:
GovDeals	23.4%	22.4%
Commercial — US	23.2%	16.5%
Total Consignment	46.6%	38.9%
Purchase Model:
Commercial — US	19.1%	20.4%
New Surplus Contract	16.7%	20.9%
Commercial — International	1.8%	1.6%
Total Purchase	37.6%	42.9%

Other	0.1%	0.9%
Total	100.0%	100.0%

Revenue Mix

	Q3-11	Q3-10
Profit-Sharing Model:
Original Surplus Contract	—	—
Scrap Contract	27.0%	26.0%
Total Profit Sharing	27.0%	26.0%
Consignment Model:
GovDeals	3.5%	3.1%
Commercial — US	5.7%	5.2%
Total Consignment	9.2%	8.3%
Purchase Model:
Commercial — US	32.9%	30.6%
New Surplus Contract	27.7%	31.3%
Commercial — International	3.1%	2.4%
Total Purchase	63.7%	64.3%

Other	0.1%	1.4%
Total	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net (loss) income plus interest income and other (expense), net; (benefit) provision for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense, and acquisition costs and goodwill impairment.  Adjusted EBITDA for the periods presented includes the operating losses generated by our UK operations.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
	(in thousands) (unaudited)
Net (loss) income	$(1,057)	$2,990	$5,385	$9,507
Interest (income) and other expense, net	(5)	(50)	49	(91)
(Benefit) provision for income taxes	(4,550)	4,041	1,892	9,692
Amortization of contract intangibles	203	203	610	610
Depreciation and amortization	1,391	1,058	3,932	2,938

EBITDA	(4,018)	8,242	11,868	22,656
Stock compensation expense	2,221	1,785	6,749	6,029
Acquisition costs and goodwill impairment	16,894	524	21,589	524

Adjusted EBITDA	$15,097	$10,551	$40,206	$29,209

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net (loss) income plus tax effected stock-based compensation expense, and acquisition costs and goodwill impairment.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited) (Dollars in thousands, except per share data)
Net (loss) income	$(1,057)	$2,990	$5,385	$9,507
Stock compensation expense (net of tax)	2,731	758	4,995	2,985
Acquisition costs and goodwill impairment (net of tax)	13,628	223	15,976	259

Adjusted net income	$15,302	$3,971	$26,356	$12,751

Adjusted basic earnings per common share	$0.55	$0.15	$0.96	$0.47

Adjusted diluted earnings per common share	$0.52	$0.15	$0.92	$0.47

Basic weighted average shares outstanding	27,928,750	26,959,713	27,478,342	27,181,879

Diluted weighted average shares outstanding	29,440,811	27,371,132	28,600,098	27,424,,427

Liquidity Services will provide, on the investor relations section of its website, LSL’s net income for the fiscal years ended September 30, 2009 and 2010, and the nine months ended June 30, 2011, and a reconciliation of this GAAP measure and Adjusted EBITDA for LSL, when the information is available following the close of Liquidity Services’ 2011 fiscal year.

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Conference Call

The Company will host a conference call to discuss the third quarter fiscal year 2011 results at 10:30 a.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 866-831-6234 or 617-213-8854 and providing the participant pass code 37478871. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  An archive of the web cast will be available on the Company’s website for 30 calendar days ending September 2, 2011 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until September 2, 2011 at 11:59 p.m. ET.  To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 48436328.  Both replays will be available starting at 1:30 p.m. on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies into our existing operations; and the impact of the closure of our UK operations, including our ability to recognize any expected tax benefits as a result of, and any employment related or other liabilities we incur in connection with, closing our UK operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About LSI

Liquidity Services, Inc. (NASDAQ:LQDT) and its subsidiaries enable retailers, industrial corporations and government agencies to market and sell surplus assets quickly and conveniently using online marketplaces and value-added services. The Company, a member of the S&P SmallCap 600 Index, operates multiple global e-commerce marketplaces for surplus and salvage assets across the retail (Liquidation.com, UK-Liquidation.com), government (GovLiquidation.com, GovDeals.com) and capital assets (NetworkIntl.com, Liquibiz.com) sectors. Liquidity Services is based in Washington, D.C. and has approximately 700 employees. Additional information can be found at: www.liquidityservicesinc.com.

Contact:

Julie Davis

Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservicesinc.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	June 30,	September 30,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$93,512	$43,378
Short-term investments	10,910	33,405
Accounts receivable, net of allowance for doubtful accounts of $446 and $328 at June 30, 2011 and September 30, 2010, respectively	5,258	4,475
Inventory	14,714	17,321
Prepaid expenses, deferred taxes and other current assets	15,253	10,122
Total current assets	139,647	108,701
Property and equipment, net	7,984	6,781
Intangible assets, net	3,368	3,057
Goodwill	40,538	39,831
Other assets	6,361	6,534
Total assets	$197,898	$164,904
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,388	$8,605
Accrued expenses and other current liabilities	18,307	23,659
Profit-sharing distributions payable	5,358	5,596
Acquisition earn out payable	7,248	995
Customer payables	13,471	9,783
Total current liabilities	50,772	48,638
Acquisition earn out payable	4,741	1,810
Deferred taxes and other long-term liabilities	2,105	2,082
Total liabilities	57,618	52,530
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 30,259,365 shares issued and 28,097,309 shares outstanding at June 30, 2011; 28,827,072 shares issued and 26,894,591 shares outstanding at September 30, 2010	28	27
Additional paid-in capital	107,765	85,517
Treasury stock, at cost	(21,884)	(18,343)
Accumulated other comprehensive loss	(832)	(4,645)
Retained earnings	55,203	49,818
Total stockholders’ equity	140,280	112,374
Total liabilities and stockholders’ equity	$197,898	$164,904

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Liquidity Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010

Revenue	$86,058	$72,751	$256,671	$213,846
Costs and expenses:
Cost of goods sold (excluding amortization)	34,572	30,378	108,228	90,686
Profit-sharing distributions	12,340	10,256	34,949	30,315
Technology and operations	13,569	11,982	41,256	36,224
Sales and marketing	5,789	5,221	17,984	14,879
General and administrative	6,912	6,148	20,797	18,562
Amortization of contract intangibles	203	203	610	610
Depreciation and amortization	1,391	1,058	3,932	2,938
Acquisition costs and goodwill impairment	16,894	524	21,589	524

Total costs and expenses	91,670	65,770	249,345	194,738

(Loss) income from operations	(5,612)	6,981	7,326	19,108
Interest income and other (expense), net	5	50	(49)	91

(Loss) income before provision for income taxes	(5,607)	7,031	7,277	19,199
Benefit (provision) for income taxes	4,550	(4,041)	(1,892)	(9,692)

Net (loss) income	$(1,057)	$2,990	$5,385	$9,507

Basic (loss) earnings per common share	$(0.04)	$0.11	$0.20	$0.35

Diluted (loss) earnings per common share	$(0.04)	$0.11	$0.19	$0.35

Basic weighted average shares outstanding	27,928,750	26,959,713	27,478,342	27,181,879

Diluted weighted average shares outstanding	27,928,750	27,371,132	28,096,078	27,424,427

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Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Operating activities
Net (loss) income	$(1,057)	$2,990	$5,385	$9,507
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,594	1,261	4,542	3,548
Stock compensation expense	2,221	1,785	6,749	6,029
Provision for inventory allowance	96	(48)	51	440
Provision for doubtful accounts	20	(80)	118	(272)
Impairment of goodwill	16,648	—	16,648	—
Changes in operating assets and liabilities:
Accounts receivable	1,834	609	(827)	172
Inventory	4,462	2,027	2,556	(771)
Prepaid expenses and other assets	(4,074)	653	(4,783)	(862)
Accounts payable	(1,634)	3,824	(2,226)	4,222
Accrued expenses and other	(2,000)	(113)	(5,381)	4,570
Profit-sharing distributions payable	(4,749)	(1,577)	(238)	(480)
Customer payables	(1,277)	(2,736)	3,689	(1,460)
Acquisition earn out payables	—	—	2,195	—
Other liabilities	146	(76)	22	(224)

Net cash provided by operating activities	12,230	8,519	28,500	24,419
Investing activities
Purchases of short-term investments	(968)	(13,094)	(8,830)	(36,559)
Proceeds from the sale of short-term investments	2,895	21,596	31,420	49,360
Increase in goodwill and intangibles	(1)	(25)	(30)	(338)
Cash paid for acquisitions, net of cash acquired	(9,000)	(3,587)	(9,000)	(3,587)
Purchases of property and equipment	(1,426)	(836)	(4,399)	(3,136)

Net cash (used in) provided by investing activities	(8,500)	4,054	9,161	5,740
Financing activities
Principal repayments of capital lease obligations and debt	—	(110)	—	(138)
Proceeds from exercise of common stock options (net of tax)	5,469	941	13,051	1,520
Incremental tax benefit from exercise of common stock options	955	137	2,449	230
Repurchases of common stock	—	(3,967)	(3,541)	(12,888)

Net cash provided by (used in) financing activities	6,424	(2,999)	11,959	(11,276)
Effect of exchange rate differences on cash and cash equivalents	(3)	(283)	514	(892)

Net increase in cash and cash equivalents	10,151	9,291	50,134	17,991
Cash and cash equivalents at beginning of the period	83,361	42,238	43,378	33,538

Cash and cash equivalents at end of period	$93,512	$51,529	$93,512	$9,495
Supplemental disclosure of cash flow information
Cash paid for income taxes	$856	$3,423	$6,232	$9,495
Cash paid for interest	9	6	47	16
Assets acquired under capital leases	—	—	—	—
Contingent purchase price accrued	6,989	2,805	11,684	2,805